UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 11, 2016

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CREATIVE LEARNING CORPORATION

(Exact name of registrant as specified in its charter)

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Delaware	000-52883	20-4456503
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

701 Market Street, Suite 113 St. Augustine, FL	32095
(Address of Principal Executive Offices)	(Zip Code)

(904) 824-3133

(Registrant’s telephone number, including area code)

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(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 8.01  Other Events.

Creative Learning Corporation (“CLCN”) has resumed domestic sales of its Bricks for Kidz (“BFK”) franchises throughout much (approximately 80%) of the United States, having completed its 2015 BFK Franchise Disclosure Documents (“FDDs”). CLCN has filed its BFK FDDs in all states where such filings are required. Upon fulfilling the final requirements in the remaining states where it has not yet resumed sales, CLCN expects to immediately resume domestic sales there as permitted under state law. CLCN has developed and implemented plans to support its prompt resumption of sales efforts.

In fiscal year 2016, Bricks 4 Kidz increased its international sales, expanding further into Europe, South America, Asia and Africa, awarding 5 new international master franchisees and 6 new international individual franchises. The new Master Franchises are in Turkey, Switzerland, Czech Republic, France, Philippines and Madagascar (including 6 surrounding islands). Additionally, Bricks 4 Kidz’s new individual international franchises are located in Canada (2 franchises, each with expanded territories), the United Kingdom, Brazil, Peru and the Kingdom of Saudi Arabia. These sales represent approximately a 24% increase in the Company’s population of international master and individual franchises as of September 30, 2016 as compared to September 30, 2015.

Shareholders who desire to receive copies of CLCN press releases directly from the company should register by emailing the company at: investorrelations@creativelearningcorp.com.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated: October 11, 2016
CREATIVE LEARNING CORPORATION

	By:	/s/ Christian Miller
Name: Christian Miller
Title: Chief Financial Officer